Rural Cellular Corporation
Announces
Offering of Senior Secured Notes

March 8, 2004–– ALEXANDRIA, Minn. –– Rural Cellular Corporation (“the Company”) (NASDAQ: RCCC) announced today announced that it will be offering $510 million aggregate principal amount of its senior secured floating rate notes due 2010 and senior secured notes due 2012. The Company also anticipates putting in place a new revolving credit facility. The completion of the notes offering is subject to market conditions.

The Company will use the net proceeds from the offering, together with some of its current cash balances, to repay all outstanding obligations under its existing credit agreement, to terminate interest rate swap agreements associated with the existing credit agreement, and to pay fees and expenses associated with its new revolving credit agreement and the notes offering.

The offering will be made solely by means of a private placement either to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, or to certain persons in offshore transactions pursuant to Regulation S under the Securities Act.

The securities have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This communication shall not constitute an offer to sell or the solicitation of an offer to buy the securities.

Rural Cellular Corporation, based in Alexandria, Minnesota, provides wireless communication services to Midwest, Northeast, South and Northwest markets located in 14 states.

Forward-looking statements in this news release, if any, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause the Company not to issue the above-mentioned securities, including the impact of changes in economic conditions, political events, unfavorable interest rates, and other risk factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.

CONTACT:	Chris Boraas, Investor Relations Director — Equity (320) 808-2451
Suzanne Allen, Treasurer — Preferred Securities and Debt (320) 808-2156
World Wide Web address: http://www.rccwireless.com

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